CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 27, 2026, relating to the financial statements and financial highlights of LoCorr Macro Strategies Fund, LoCorr Long/Short Commodities Strategy Fund, LoCorr Dynamic Opportunity Fund, LoCorr Spectrum Income Fund, LoCorr Market Trend Fund, LoCorr Hedged Core Fund, and LoCorr Strategic Allocation Fund , each a series of LoCorr Investment Trust, which are included in Form N-CSR for the year ended December 31, 2025, and to the references to our firm under the headings “Consolidated Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.
Greenwood Village, Colorado
April 29, 2026